Exhibit (10)(x)
AMENDMENT NO. 1
TO
SENIOR EXECUTIVE RETIREMENT AGREEMENT
     THIS AMENDMENT NO. 1, made and entered into as of October 31, 2001 by and between Wachovia Corporation, a North Carolina corporation (the “Company”) and Jean E. Davis (the “Executive”);
     WHEREAS, the Company and the Executive have entered into the senior executive retirement agreement dated October 22, 1999 (the “Agreement”) pursuant to which the Executive is entitled to certain supplemental retirement benefits as provided in the Agreement;
     WHEREAS, the Company and the Executive desire to enter into an employment agreement dated as of November 1, 2001 (the “New Employment Agreement”) that will supercede the employment agreement dated October 22, 1999 (the “Old Employment Agreement”) between the Company and the Executive; and
     WHEREAS, the Company and the Executive desire to amend the Agreement and confirm certain matters pertaining to the Agreement as a result of the replacement of the Old Employment Agreement by the new Employment Agreement,
     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. All terms defined in the Agreement are used in this Amendment as therein defined unless specifically defined in this Amendment. From and after the effectiveness of the New Employment Agreement, the following definitions shall apply for the purposes of the Agreement:
     (a) The term “Change of Control” shall have the meaning assigned to such term in the New Employment Agreement.
     (b) The term “Compensation Period” shall have the meaning assigned to the term “Compensation Continuance Period” in the New Employment Agreement.
     (c) The term “Continuation Benefits” shall have the meaning assigned to the term “Compensation Continuance Benefits in the new Employment Agreement.
     2. Change of Control. The parties agree that a “Change of Control” occurred within the meaning of the Agreement prior to the execution of this Amendment No. 1 and the New Employment Agreement. Accordingly, the parties hereby confirm that:
     (a) Pursuant to the third sentence of Section 7(a) of the Agreement, the Executive is vested in the right to receive payment of the Supplemental Benefit under and determined in accordance with the provisions of the Agreement and clauses (i) and (ii) of the first sentence of Section 7(a) are no longer applicable.
     (b) Pursuant to the second sentence of Section 7(i) of the Agreement, the Agreement may not be amended or terminated without the express written consent of the Executive.
     3. Binding Effect. The Agreement shall continue in full force and effect as amended hereby and, upon the effectiveness of the New Employment Agreement, as provided in the New Employment Agreement.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officers thereunto duly authorized, and the Executive has signed this Amendment under seal, all as of the date and year first above written.

WACHOVIA CORPORATION			ATTEST:	[SEAL]

By:	/s/ G. Kennedy Thompson		/s/ Mark C. Treanor

Name:	G. Kennedy Thompson		Mark C. Treanor
Title:	Chief Executive Officer		Secretary

/s/ Jean E. Davis		(SEAL)

Jean E. Davis